Exhibit 99

4900 West 78th Street Bloomington, MN 55435	Tel: 952-820-0080 Fax: 952-820-0060	www.AugustTech.com info@augusttech.com

Stan Piekos, CFO	For Release April 28, 2004
(952) 259-1672
Stan.Piekos@AugustTech.com

Megan Andrada, Communications
(952) 259-1647
Megan.Andrada@AugustTech.com

August Technology Reports Record Orders, Revenues and Shipments for First Quarter 2004

Minneapolis, April 28, 2004 – August Technology Corporation (NASDAQ: AUGT), a leading provider of automated inspection, metrology and defect analysis solutions for the microelectronic industries, today reported record revenues of $16.4 million during the first quarter ended March 31, 2004, an increase of 15% from the previous quarter and 150% from the first quarter of 2003.  Gross margin in the first quarter was 57.0% compared with gross margin of 53.3% last quarter and 55.0% in the first quarter of 2003.  The Company’s net income of $0.08 per diluted share compared favorably with net income of $0.06 per diluted share in the fourth quarter of 2003 and a net loss of $0.17 per share in the first quarter of 2003.

Other highlights:

•                  Revenues increased for the sixth consecutive quarter.

•                  52% of revenues were derived from customers installing the Company’s advanced macro inspection systems in front-end or wafer fabrication applications.

•                  Orders increased 21% over last quarter and exceeded revenues, resulting in the seventh consecutive quarter of book-to-bill ratio above parity and a record backlog.

•                  Shipments increased 54% over last quarter, more than three times faster than revenues, resulting in an increase of inventory at customer sites, which we expect to convert to revenues over the next three to six months.

“We are very pleased to report another quarter of significant revenue growth and improved profitability while increasing investments for the future,” commented Jeff O’Dell, August Technology’s chairman and CEO.  “Our business expansion, which resulted this quarter in record revenues, shipments, orders and backlog, has been driven by the successful penetration of our new front-end applications.  We continue to offer the broadest line of advanced macro defect inspection systems in the industry, spanning front-end wafer processing through final device manufacturing applications.

More…

“This leading detection capability is complemented with our growing defect analysis solutions that allow our customers to more quickly and thoroughly understand their manufacturing processes, which is a very important industry need,” O’Dell continued.  “As chip makers are increasing investments in new capability and capacity, there have been several recent reports highlighting the struggles many are experiencing in their transition to more advanced manufacturing processes.  Our defect inspection solutions have proven to help drive down manufacturing costs and decrease time to market with new devices.”

O’Dell concluded, “We believe growing interest in our proven solutions, along with our record shipments and backlog, supports our expectation for further revenue growth of 10-15% in the second quarter of 2004.”

August Technology will provide a live conference call with senior management, today at 10:00 a.m. Central Time to discuss first quarter 2004 financial performance.  If you would like to participate, please call 719-457-2727 prior to the 10:00 a.m. start time and use participant code 490787.  A webcast of the conference call will also be available live via the Internet on August Technology’s web site at www.augusttech.com and archived for replay shortly following the call and continuing through May 12, 2004.  To listen to the call live, visit the web site at least fifteen minutes beforehand to download and install any necessary audio software.

About the Company: August Technology’s automated inspection, metrology and defect analysis solutions provide critical product and process enhancing information, which enable microelectronic device manufacturers to drive down costs and time to market.  Based in Bloomington, Minnesota, August Technology is a founding member of the Advanced Packaging and Interconnect Alliance (APiA) and an active member of the Die Products Consortium (DPC).  Additional information can be found by visiting August Technology’s web site at www.augusttech.com.

Forward-Looking Statements: This release contains forward-looking statements regarding projected second quarter 2004 revenue growth of 10-15%, the increase of inventory at customer sites which we expect to convert to revenues over the next three to six months, potential customer and market interest in our tools, expectations that our product will drive down customer costs and time to market, and acceptance of our new visual inspection solutions including the AXi Series, EXi Series and VersaScope.  These forward-looking statements involve risks and uncertainties which may cause actual results to differ from those set forth in the forward-looking statements, including, but not limited to: (i) no continuing improvement, or a deterioration in general economic conditions and in the semiconductor and/or microelectronic industries; (ii) pre-order sales activities not resulting in orders, or customers delaying or canceling orders in backlog; (iii) loss of potential sales to competitors based on pricing, product features or other factors; (iv) lack of customer acceptance in the upcoming quarters of the Company’s newer products including the AXi Series, EXi Series, NSX-105 or VersaScope that were or are planned to be shipped to them; (v) failure of our recently completed and current product development efforts to meet customer needs and expectations including driving down their costs and time-to-market; and (vi) unanticipated costs and expenses which increase operating costs.  Please refer to additional risk factors stated in August Technology’s Form 10-K filed with the SEC on March 1, 2004.  August Technology does not assume any obligation to update the forward-looking information contained in this press release.

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AUGUST TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2004	2003

Net revenues	$16,400	$6,563
Cost of revenues	7,058	2,955
Gross profit	9,342	3,608

Selling, general and administrative expenses	5,189	2,953
Research and development expenses	2,908	2,768
Restructuring expenses (1)	—	254
Operating income (loss)	1,245	(2,367)

Interest income	201	98

Income (loss) before provision for income taxes	1,446	(2,269)
Provision for income taxes (2)	—	—
Net income (loss)	$1,446	$(2,269)

Net income (loss) per share:
Basic	$0.08	$(0.17)
Diluted	$0.08	$(0.17)

Weighted average shares outstanding:
Basic	17,622	13,158
Diluted	18,486	13,158

(1)   Restructuring expenses for the three months ended March 31, 2003 include $254 of employee severance costs

(2)          Due to the level of historical operating losses, the Company has sufficient deferred tax assets to offset the level of income taxes on the pre-tax income for the first quarter of 2004.  As a result, the Company did not reflect a provision for income taxes during the period.  The Company initially recorded a full valuation allowance against deferred tax assets in the second quarter of 2002.  The Company has continued to provide the allowance due to uncertainty as to the extent of profitability in future periods

AUGUST TECHNOLOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2004	December 31, 2003
ASSETS

Current assets:
Cash and cash equivalents	$4,843	$10,027
Short-term marketable securities	45,004	43,528
Accounts receivable, net	10,692	4,094
Inventories	15,492	11,651
Inventories at customers under purchase orders	4,584	2,293
Prepaid expenses and other current assets	2,232	1,631
Total current assets	82,847	73,224

Property and equipment, net	3,267	3,141
Long-term marketable securities	8,220	10,295
Purchased technology, net	1,092	1,179
Goodwill	498	498
Other assets	655	610
Total assets	$96,579	$88,947

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,387	$5,409
Accrued compensation	1,649	1,146
Accrued liabilities	1,444	1,414
Customer deposits & deferred revenue	4,398	2,436
Total current liabilities	14,878	10,405

Other non-current liabilities	159	65
Total liabilities	15,037	10,470

Shareholders’ equity:
Common stock, no par value	89,635	88,086
Undesignated capital stock, no par value	—	—
Deferred compensation related to stock options	(36)	(49)
Accumulated deficit	(8,132)	(9,578)
Accumulated other comprehensive income	75	18
Total shareholders’ equity	81,542	78,477
Total liabilities and shareholders’ equity	$96,579	$88,947

Total cash and marketable securities	$58,067	$63,850

AUGUST TECHNOLOGY CORPORATION

SELECTED CONSOLIDATED STATEMENT OF CASH FLOWS DATA

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2004	2003

Cash flows from operating activities	$(6,779)	$154

Cash flows from investing activities	50	(94)

Cash flows from financing activities	1,548	17

Effect of exchange rates on cash and cash equivalents	(3)	2
Net increase (decrease) in cash and cash equivalents	$(5,184)	$79